As filed with the Securities and Exchange Commission on January 3, 2022

Registration No. 333-253505

Registration No. 333-236150

Registration No. 333-203756

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-253505

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-236150

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-203756

UNDER THE SECURITIES ACT OF 1933

ENVIVA INC.
(Exact name of registrant as specified in its charter)
Delaware	46-4097730
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

7272 Wisconsin Ave, Suite 1800 Bethesda, MD	20814
(Address of Principal Executive Offices)	(Zip Code)

Enviva Partners, LP Long-Term Incentive Plan
(Full title of the plan)

Jason E. Paral 7272 Wisconsin Ave, Suite 1800 Bethesda, MD 20814 (301) 657-5560
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).

EXPLANATORY NOTE

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by Enviva Partners, LP, a Delaware limited partnership (the “Registrant”) with the U.S. Securities and Exchange Commission (the “Commission”).

•	Registration Statement on Form S-8 (No. 333-253505) pertaining to the registration of 3,500,000 common units representing limited partner interests of the Registrant (the “Common Units”), issuable under the Enviva Partners, LP Long-Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-236150) pertaining to the registration of 1,861,818 Common Units, issuable under the Enviva Partners, LP Long-Term Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-203756) pertaining to the registration of 2,738,182 Common Units, issuable under the Enviva Partners, LP Long-Term Incentive Plan.

On December 31, 2021, pursuant to the Plan of Conversion, dated as of November 3, 2021, the Registrant converted from a Delaware limited partnership to a Delaware corporation named “Enviva Inc.” (“Enviva”), with Enviva continuing as the surviving corporation, and as the successor entity to the Registrant (the “Conversion”).

As a result of the Conversion, Enviva, as the successor entity to the Registrant, terminates any and all offerings of Registrant’s securities pursuant to the Registration Statements and deregisters any and all securities registered but unsold under the Registration Statements, if any, in accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant (as successor entity by conversion to Enviva Partners, LP) certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on January 3, 2022.

ENVIVA INC., a Delaware corporation
As successor entity by conversion to Enviva Partners, LP, a Delaware limited partnership

By:	/s/ Jason E. Paral
	Name:	Jason E. Paral
	Title:	Vice President, Associate General Counsel, and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints William H. Schmidt, Jr. and Jason E. Paral, and each of them severally, each of whom may act without the joinder of the other, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and re-substitution, for him or her and on his or her behalf and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to this Registration Statement, including, without limitation, additional registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same, as fully and to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or her or their substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

Name	Title
/s/ John K. Keppler	Chairman, President and Chief Executive Officer
John K. Keppler	(Principal Executive Officer)

/s/ Shai S. Even	Executive Vice President and Chief Financial Officer
Shai S. Even	(Principal Financial Officer)

/s/ Michael A. Johnson	Vice President and Chief Accounting Officer
Michael A. Johnson	(Principal Accounting Officer)

/s/ Ralph Alexander
Ralph Alexander	Director

/s/ John C. Bumgarner, Jr.
John C. Bumgarner, Jr.	Director

/s/ Martin N. Davidson
Martin N. Davidson	Director

/s/ Jim H. Derryberry
Jim H. Derryberry	Director

/s/ Fauzul Lakhani
Fauzul Lakhani	Director

Name	Title

/s/ Gerrit L. Lansing, Jr.
Gerrit L. Lansing, Jr.	Director

/s/ Pierre F. Lapeyre, Jr.
Pierre F. Lapeyre, Jr.	Director

/s/ David M. Leuschen
David M. Leuschen	Director

/s/ Jeffrey W. Ubben
Jeffrey W. Ubben	Director

/s/ Gary L. Whitlock
Gary L. Whitlock	Director

/s/ Janet S. Wong
Janet S. Wong	Director

/s/ Eva T. Zlotnicka
Eva T. Zlotnicka	Director